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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-34263) of U.S. Restaurant Properties, Inc. of our report dated March 19, 1999 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for contingent rents to conform to the consensus reached by the Emerging Issues Task Force in Issue 98-9 on May 21, 1998) appearing in this Annual Report on Form 10-K/A of U.S. Restaurant Properties, Inc. for the year ended December 31, 1998.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
June 23, 1999